UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2018 (November 14, 2018)

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3025 Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 14, 2018, Armstrong Flooring, Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Tarzan Holdco, Inc., a Delaware corporation and an affiliate of American Industrial Partners (the “Purchaser”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Purchaser will purchase all of the issued and outstanding shares of Armstrong Wood Products, Inc., a Delaware corporation (“AWP”), including its direct and indirect wholly owned subsidiaries, Armstrong Hardwood Flooring Company, a Tennessee corporation, and HomerWood Hardwood Flooring Company, a Delaware corporation (collectively, the “AWP Subsidiaries” and, together with AWP, the “Target Companies”), from the Company for $100 million in cash, subject to adjustments for (a) the cash and cash equivalents and indebtedness of the Target Companies at the time of closing and (b) the working capital of the Target Companies delivered at the closing as compared to an agreed upon working capital target provided in the Purchase Agreement (such transaction, the “Sale”). The Target Companies operate the wood business segment of the Company, which is primarily engaged in the design, manufacture, sourcing and sale of solid hardwood flooring and engineered wood flooring products (the “Business”).

Consummation of the Sale is subject to the satisfaction or waiver of certain closing conditions, including but not limited to (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (ii) the assignment of certain assets by the Company or one of its subsidiaries to AWP or an AWP Subsidiary, (iii) the consent of Armstrong World Industries, Inc. (“AWI”) to permit the Purchaser to use the Armstrong trademark for a specified period and to enter into a sublease with the Purchaser for space subject to AWI’s master lease to the Company; and (iv) other customary closing conditions. The Sale is not subject to any financing condition. The closing of the Sale will occur on December 31, 2018, unless the Company and the Purchaser agree to close the Sale on another date, or the conditions to closing are not satisfied, in which case the Sale will be consummated on the next Business Day when such conditions are satisfied.

The Purchase Agreement contains certain termination rights for the Company and the Purchaser, including the right to terminate: (i) by either the Company or the Purchaser if the closing of the Sale does not occur by May 6, 2019 (subject to automatic extension to June 6, 2019 if all the closing conditions, other than the condition that the parties have obtained the required regulatory approval, have been satisfied); (ii) by mutual consent of the parties; (iii) if there has been any order that is final and non-appealable prohibiting the performance by either party of its obligations under the Purchase Agreement; or (iv) under certain circumstances, if either party has breached certain representations, warranties or covenants. There are no termination fees included in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants by each party. These covenants include, among other things: (i) the Company’s obligation to cause the Target Companies to operate in the ordinary course during the period between the signing of the Purchase Agreement and the closing (the “Interim Period”); (ii) customary covenants requiring the Company and the Target Companies to abstain from certain actions during the Interim Period; (iii) that the Company will cause all liens related to the Company’s existing credit facility to be released with respect to the Target Companies; (iv) certain obligations by the Company to provide post-closing insurance coverage to the Purchaser for pre-closing claims related to the Target Companies; (v) an obligation for each of the parties to use reasonable best efforts to obtain the regulatory approval described above; and (vi) and obligation for the parties to effect certain separation matters related to the separation of certain assets and liabilities of the wood business from the Company and the vesting of those assets and liabilities in the Target Companies prior to the closing.

The Company and the Purchaser have agreed to abstain from the following actions subsequent to the closing of the Sale, including: (i) the Company will not engage in the Business for five years post-closing, subject to certain exceptions, and (ii) each party agrees, for eighteen months after the closing, not to solicit the employees of the other party, subject to ordinary course exceptions.

In addition, the Purchaser has agreed to obtain a representation and warranty insurance policy in connection with the Sale, which will provide coverage for certain representations and warranties of the Company contained in the Purchase Agreement, subject to exclusions, policy limits and certain other terms and conditions.

Pursuant to the Purchase Agreement, prior to the closing, the Company and the Purchaser will enter into agreements relating to (i) the Company’s provision, after the closing, of certain services to the Purchaser pursuant to a transition services agreement; (ii) a sublicense to the Purchaser by the Company of certain specified rights to use the Armstrong trademark and other intellectual property; (iii) a sublease to the Purchaser of office space at the Company’s headquarters; and (iv) an economic benefits agreement, pursuant to which the Company will provide certain benefits to the Purchaser under contracts that were not able to be assigned to the Purchaser at the closing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Purchase Agreement contains representations and warranties by each of the parties to the Purchase Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; are subject to limitations agreed upon by the contracting parties, including being qualified by a confidential disclosure letter, materials in the data room and the contents of reports prepared by the Purchaser’s legal and financial advisors; may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and are subject to the standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.05	Costs Associated with Exit or Disposal Activities

As described in Item 1.01, the Company and the Purchaser entered into the Purchase Agreement on November 14, 2018, pursuant to which the Company plans to sell the Target Companies to the Purchaser for $100 million in cash, subject to adjustments for (a) the cash and cash equivalents and indebtedness of the Target Companies at the time of closing and (b) the working capital of the Target Companies delivered at the closing as compared to an agreed upon working capital target provided in the Purchase Agreement. As part of recognizing the Business as held for sale in accordance with generally accepted accounting principles, the Company is required to measure the Business at the lower of its carrying amount or fair value less cost to sell. The Company will complete this assessment in the fourth quarter of 2018. The Company expects the assessment to result in a non-cash loss on disposal of $160 million to $200 million. This charge will be recorded as part of discontinued operations in our financial statements.

The Company estimates that it will incur a total of approximately $5 million of expenses related to the sale of the Business, consisting primarily of advisory fees, severance, transition and closing related costs. These expenses will be recognized in the fourth quarter of 2018. The Company may incur additional costs associated with the sale of the Business as the foregoing costs are estimates and subject to change.

Item 2.06	Material Impairments

The information required by Item 2.06 is included under Item 2.05 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On November 15, 2018, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference, announcing the Company’s execution of the Purchase Agreement and that the Company will provide additional details about the Purchase Agreement and related transaction during a special conference call and webcast at 11:00 a.m. ET on November 15, 2018. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). Supplemental financial information in connection with the proposed transaction, including a Non-GAAP reconciliation for Securities and Exchange Commission Regulation G purposes, will be available in the Investors section of the Company’s website at www.armstrongflooring.com.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchanged Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of this report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement by and between Armstrong Flooring, Inc. and Tarzan Holdco, Inc., dated November 14, 2018

99.1	Press Release of Armstrong Flooring, Inc. dated November 15, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: November 15, 2018